This merger involves an offer of securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.

While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

(Stock code: 1932)

June 11, 2010

To our Shareholders:

3-3-15 Edobori, Nishi-ku, Osaka
Commuture Corp.
Fumio Takaesu, President & Representative Director

Notification of Convocation of
the 51st Ordinary General Meeting of Shareholders

You are cordially invited to attend the 51st Ordinary General Meeting of Shareholders, to be convened as described below.

Please refer to the following reference materials for the General Meeting of Shareholders and exercise your voting rights by the end of the business hours (5:30 p.m.) on Monday, June 28, 2010 (Japan time).

1. Time

June 29, 2010 (Tuesday), 10 a.m.

2. Place

6th floor conference room at the headquarters of Commuture Corp.
3-3-15 Edobori, Nishi-ku, Osaka

3. Agenda items

Matters to be reported:

1.
Business reports, consolidated financial statements, and results of the audits of the consolidated financial statements for Commuture Corp’s 51st fiscal year (from April 1, 2009 to March 31, 2010) by the auditor and the Board of Auditors.

2.	Financial statements for Commuture Corp’s 51st fiscal year (from April 1, 2009 to March 31, 2010).

Matters to be resolved:

Resolution No. 1:	Appropriation of surplus

Resolution No. 2:	Establishment of a joint holding company via share transfer

Please see the enclosed reference materials.

*Please note that in the event that any revision must be made to the General Shareholders Meeting reference materials, consolidated financial statements or other financial statements up to the day prior to the General Shareholders Meeting, such revision will be noted on the Internet at Commuture Corp.’s website (http://www.commuture.com/). We are grateful for your understanding.

Resolution No. 1:  Appropriation of Surplus

With reference to the appropriation of surplus, we would like to make the following resolution:

Year-end dividend

Based on a comprehensive review of Commuture Corp.’s financial condition and business results in the fiscal year under review, we wish to distribute the following year-end divided for the 51st fiscal year:

(1)	Type of dividend assets:

Cash

(2)	Allocation of dividend assets and total amount:

¥11 per ordinary share (ordinary dividend of ¥5.50, special dividend of ¥3.50, and 50th anniversary commemorative dividend of ¥2); total amount of ¥491,719,789

(3)	Effective date for the allocation of dividends from surplus:

June 30, 2010 (Wednesday)